EXHIBIT 99.10

PLACING AGREEMENT

THIS PLACING AND SUBSCRIPTION AGREEMENT is made on July 6, 2011

BETWEEN:

(1)                              FOSUN INTERNATIONAL LIMITED, a company duly incorporated in Hong Kong, whose registered office is at Suite 808, ICBC Tower, 3 Garden Road, Central, Hong Kong (the “Vendor”); and

(2)                              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, whose principal offices are located at One Bryant Park, New York, New York 10036 (“ML”).

WHEREAS:

(A)                           At the date hereof, the Vendor holds 28,129,267 American Depositary Receipts (together with all rights attaching thereto) (“ADRs”) representing 140,646,335 ordinary shares (the “Shares”) in Focus Media Holding Limited (the “Company”).

(B)                             The Company’s ADRs are currently listed on Nasdaq Stock Market (the “Stock Exchange”).

NOW IT IS HEREBY AGREED as follows:

1                                      SALE TO THE PLACING AGENT AND THE PLACING

1.1                            Subject to the provisions of this Agreement, the Vendor hereby agrees to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Placing Agent”) and the Placing Agent, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned, agrees to purchase 4,560,000 ADRs (the “Sale Shares”) at a per ADR price of US$30.67.  It is contemplated that the Placing Agent will place the Sale Shares to its customers or other purchasers in privately negotiated transactions, in over-the-counter sales or as otherwise determined by the Placing Agent from time to time (the “Placing”).  In addition, upon the mutual agreement of the Vendor and the Placing Agent, the number of Sale Shares may be increased by up to 1,630,258 additional ADRs, provided that neither party shall be obligated to agree to any such increase.

1.2                            The Vendor hereby confirms that this appointment confers on the Placing Agent all powers, authorities and discretions on behalf of the Vendor which are reasonably and properly necessary for, or reasonably incidental to, the Placing and hereby ratifies and confirms everything which the Placing Agent has done in connection with the Placing prior to the date of this Agreement.

1.3                            In connection with the purchase and placement of the Sale Shares: (i) the Placing Agent will act at arms’ length and owes no fiduciary duties to the Vendor or any other person, (ii) the Placing Agent may have interests that differ from those of the Vendor. The Vendor waives to the full extent permitted by applicable law any claims it may have against the Placing Agent arising from an alleged breach of fiduciary duty in connection with the purchase and placement of the Sale Shares.

1.4                            Against compliance by the Vendor with its obligations pursuant to Clause 2.1 and subject to the condition that the representations and warranties of the Vendor contained herein are true, accurate and correct as of the date hereof and on July 11, 2011 or such other date as the Vendor and the Placing Agent shall agree for the closing (the “Closing Date”), the Placing Agent shall on the Closing Date make payment to the Vendor in United States dollars of the aggregate placing price of the Sale Shares, by wire transfer in immediately available funds to an account of the Vendor designated by the Vendor to the Placing Agent at least 48 hours before the Closing Date, provided that the Vendor shall have effected the transfer and delivery of the Sale Shares as provided by Clause 2.1.

2                                      UNDERTAKINGS OF THE VENDOR

2.1                            All of the Sale Shares are in book entry form within the system administered by the Depository Trust Corporation, and the Vendor shall take all necessary and appropriate steps to enable the Sale Shares to be credited on the Closing Date in such names and amounts as requested by the Placing Agent.

2.2                            The Vendor shall make all appropriate disclosures pursuant to, and will comply in all respects with, applicable law, regulation or direction in connection with the Placing.

2.3                            Without prejudice to the foregoing obligations, the Vendor undertakes with the Placing Agent that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

2.4                            The Vendor shall ensure that none of its associates (as defined in the United States Securities Act of 1933, as amended (the “Securities Act”)) shall purchase the Sale Shares under the Placing.

3                                      PAYMENT OF FEES AND EXPENSES

3.1                            Each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

3.2                            All sums payable by the Vendor under this Agreement shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims (together “Withholdings”), save only as may be required by law. If any Withholdings are required by law the Vendor shall be obliged to pay such sum as will after such Withholding has been made leave the party to this Agreement receiving it with the same amount as such party would have been entitled to receive in the absence of a requirement to make a Withholding.

4                                      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1                            The Vendor hereby represents, warrants and undertakes to the Placing Agent as follows:

4.1.1                  Incorporation: the Vendor is duly incorporated and validly existing under the laws of the place of its incorporation and the Vendor has the power under its constitutional documents to enter into this Agreement and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding and enforceable obligations of, the Vendor in accordance with its terms;

4.1.2                  Ownership and title of Sale Shares: the Vendor is the beneficial owner of 28,129,267 ADRs, including the Sale Shares, as at the date of this Agreement and upon the sale of the Sale Shares to the Placing Agent, the Placing Agent shall acquire good legal, beneficial and marketable title to the Sale Shares, free from any lien, charge, encumbrance or third party right whatsoever;

4.1.3                  Non-public information: The Vendor is not in possession of any non-public information relating to the Company or its businesses the release of which could materially affect the trading price of the ADRs, or the Shares, the Company or the Company and its subsidiaries (the “Group”).  In addition, to the best knowledge of the Vendor, since December 31, 2010, there has not occurred any material adverse change, or development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company or the Group;

4.1.4                  No conflict: the compliance by the Vendor with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of, or result in any third party consent being required under, any of the terms or provisions of the constitutional documents or any indenture, mortgage, deed of trust, agreement or instrument, decree, regulation, governmental agency or law, order, rule or regulation to which the Vendor is a party;

4.1.5                  Consents: all regulatory and judicial consents, approvals, orders or qualifications required to be obtained by the Vendor under all relevant jurisdictions for the sale of the Sale Shares or the consummation of the transactions contemplated by this Agreement have been duly obtained and are in full force and effect;

4.1.6                  Taxes/Duties: no stamp or other transfer taxes or duties, and no indirect taxes or duties, are payable by the Placing Agent in connection with the sale to the Placing Agent and delivery of the Sale Shares in the manner contemplated hereunder;

4.1.7                  Insider trading: the Vendor has not been, is not and will not be at any time engaged in insider trading in connection with the Placing and the related transactions entered into or to be entered into pursuant to this Agreement; neither the Vendor nor any person acting on behalf of the Vendor or under the control of the Vendor has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any ADRs, Shares or other securities of the Company;

4.1.8                  Non-affiliate opinion: the Vendor has caused to be delivered to the Placing Agent an opinion of counsel, in the form attached hereto as Exhibit A (including the exhibits thereto), stating that the Vendor is not an affiliate of the Company within the meaning of Rule 144 under the Securities Act (“Rule 144”);

4.1.9                  No common control:  the Vendor does not have a relationship of common control with the Company and there are no contractual or other relationship of control (e.g. voting agreement, rights as creditor, etc.) between the Vendor and the Company or any of its affiliates;

4.1.10           Not an affiliate: the Vendor is not and has not at any time within the last 12 months been an affiliate of the Company within the meaning of Rule 144;

4.1.11           No board representation: the Vendor does not have any representatives on or observers to the Board of the Directors of the Company or any committees of such board or rights to appoint members to the boards or such committees;

4.1.12           Transactions conducted at arms’ length:  the Vendor is not a creditor of the Company whose consent is required for major decisions and all business transactions between the Vendor and the Company are conducted at arms’ length;

4.1.13           Transfer restrictions.  The Sale Shares are not “restricted securities” within the meaning of Rule 144;

4.1.14           No registration.  It is not necessary in connection with the offer, sale and delivery of the Sale Shares in the manner contemplated by this Agreement to register the Sale Shares or the underlying Shares under the Securities Act; and

4.1.15           Lock-up.  Vendor agrees that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Agreement, the Vendor will not, without the prior written consent of the Placing Agent, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares or ADRs or any securities convertible into or exchangeable or exercisable for the Shares or ADRs, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the Company’s Shares, ADRs or other securities, in cash or otherwise.  Notwithstanding the foregoing, the Vendor may, without the consent of the Placing Agent, transfer up to 2,000,000 ADRs to the Company in a transaction to be entered into between the Vendor and the Company on or about July 6, 2011.

5                                      INDEMNITY

5.1                            The Vendor undertakes to indemnify and hold harmless the Placing Agent and its respective directors, officers, employees, affiliates (as such term is defined in Rule 501(b) under the Securities Act selling agents and each person, if any, who controls the Placing Agent within the meaning of the Securities Act), or the U.S. Securities Exchange Act of 1934, as amended (the “Indemnified Parties”) against all or any costs, expenses (including legal fees as they are incurred), fees, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs, charges or expenses suffered or incurred in disputing or defending any costs, fees, claims, actions, liabilities, demands, proceedings or judgments (the “Proceedings”) and/or in establishing its rights to be indemnified pursuant to this Clause 5 and/or in seeking advice in relation to any Proceedings, as well as all losses suffered or incurred by the Indemnified Party due to any action brought or established or threatened to be brought or established against any of the Indemnified Parties by any placee or by any governmental agency, regulatory body or other person:

5.1.1                  directly or indirectly arising out of or in connection with any breach or alleged breach of any of the representations, warranties or undertakings contained in this Agreement;

5.1.2                  which are, directly or indirectly, occasioned by or resulting from or are attributable to the performance by the Placing Agent of its obligations under this Agreement in relation to the Placing and which do not in any such case arise from the Placing Agent’s fraud, gross negligence, or wilful default as determined by final judgment of a court of competent jurisdiction; or

5.1.3                  in respect of any breach or alleged breach of any applicable laws or regulations of any jurisdiction resulting from the Placing which do not arise from the Placing Agent’s fraud, gross negligence, or wilful default as determined by final judgment of a court of competent jurisdiction.

5.2                            If the indemnification provided for in Clause 5.1 hereof is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Vendor, on the one hand, and the Placing Agent, on the other hand, from the placing of the Sales Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Vendor, on the one hand, and of the Placing Agent, on the other hand, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

5.3                            Clauses 5.1 and 5.2 shall remain in full force and effect notwithstanding completion of the Placing in accordance with their respective terms and shall be in addition to any liability which the Vendor may have. The Vendor shall not, without the prior written consent of the Placing Agent settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

6                                      TERMINATION

6.1                            Notwithstanding anything contained in this Agreement, if at any time prior to the completion of the closing on the Closing Date:

6.1.1                  there develops, occurs or comes into force any new law or regulation or any change or development involving a prospective change in existing laws or regulations which in the sole judgement of the Placing Agent has or is likely to have a material adverse effect on the financial position of the Group as a whole; or any significant change (whether or not permanent) in local, national or international monetary, economic, financial, political or military conditions which in the sole judgement of the Placing Agent is or would be materially adverse to the success of the Placing; or any significant change (whether or not permanent) in local, national or international securities market conditions or currency exchange rates or exchange controls which in the sole judgement of the Placing Agent is or would be materially adverse to the success of the Placing; or makes it impracticable or inadvisable or inexpedient to proceed therewith; or a general moratorium on commercial banking activities in Hong Kong, the PRC, Singapore, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the PRC, Singapore, the United Kingdom or the United States; or a change or development involving a prospective change in taxation adversely affecting the Company, the Sale Shares or the transfer thereof; or any outbreak or escalation of hostilities or act of terrorism involving Hong Kong, the PRC, Singapore, the United Kingdom or the United States or the declaration by Hong Kong, the PRC, Singapore, the United Kingdom or the United States of a national emergency or war; or any suspension of dealings in the ADRs or the Shares for any period whatsoever (other than as a result of the Placing); or any moratorium, suspension or material restriction on trading in shares or securities generally on the Shanghai Stock Exchange, the Shenzhen Stock Exchange, the Singapore Exchange Securities Trading Limited, the London Stock Exchange, the New York Stock Exchange or the Stock Exchange due to exceptional financial circumstances or otherwise at any time prior to the Closing Date; or

6.1.2                  any breach of any of the representations, warranties and undertakings by the Vendor set out in Clause 4 comes to the knowledge of the Placing Agent or any event occurs or any matter arises on or after the date hereof and prior to the Closing Date which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect or there has been a breach of, or failure to perform, any other provision of this Agreement on the part of the Vendor; or

6.1.3                  there is any such adverse change, or development involving a prospective adverse change, in the general affairs, condition, results of operations or prospects, management, business, stockholders’ equity or in the financial or trading position of the Company or the Group as a whole which in the sole judgement of the Placing Agent is materially adverse to the success of the Placing;

then and in any such case, the Placing Agent may terminate this Agreement without liability to the Vendor by giving notice in writing to the Vendor.  If this Agreement is terminated pursuant to this Section 6, such termination shall be without liability of any party to any other party, provided that Sections 3, 4, 5, 7 and 8 shall survive such termination and remain in full force and effect.

7                                      MISCELLANEOUS

7.1                            This Agreement constitutes the entire agreement and understanding between the Parties in connection with the Placing. This Agreement supersedes all previous agreements or understandings which shall cease to have any further force or effect and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

8                                      APPLICABLE LAW AND JURISDICTION

8.1                            THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

8.2                            Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, unless any such Federal court determines that it lacks jurisdiction over a Related Proceeding in which case such Related Proceeding shall be instituted in the courts of the State of New York, in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  The Vendor irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

[SIGNATURE PAGES FOLLOW]

SIGNED by
for and on behalf of	/s/ Guo Guangchang
FOSUN INTERNATIONAL LIMITED

SIGNED by
for and on behalf of	Peter Chapman
MERRILL LYNCH, PIERCE, FENNER & SMITH INCOPRORATED	by:	/s/ Jason Cox
Jason Cox